EXHIBIT 21

                  YAK COMMUNICATIONS (USA), INC. AND SUBSIDIARY

                                                              December 17, 1999

Edward Isaacs & Company LLP
380 Madison Avenue
New York, NY  10017

In connection with your audit of the financial statements of Yak Communications
(USA), Inc. and Subsidiary as of June 30, 1999, and for the period December 24, 1998 (Inception) to June 30, 1999, for the purpose of expressing an opinion that there are no material modifications that should be made to the statements in order for them to be in conformity with generally accepted accounting principles, we confirm, to the best of our knowledge and belief, the following representations made to you during your audit.

      1. The financial statements referred to above present the financial position and results of operations and cash flows of Yak Communications (USA), Inc. and Subsidiary in conformity with generally accepted accounting principles. In that connection, we specifically confirm that:

          a. The Company's accounting principles, and the practices and methods followed in applying them, are as disclosed in the financial statements.

          b. There have been no changes during the period in the Company's accounting principles and practices.

          c. We have no plans or intentions that may materially affect the carrying value or classification of assets and liabilities.

          d. There are no material transactions that have not been properly reflected in the financial statements.

          e. There are no material losses (such as from obsolete inventory or purchase or sales commitments) that have not been properly accrued or disclosed in the financial statements.

          f. There are no violations or possible violations of laws or regulations whose effects should be considered for disclosure in the financial statements or as a basis for recording a loss contingency, and there are no other material liabilities or gain or loss contingencies that are required to be accrued or disclosed.

          g. The Company has satisfactory title of all owned assets, and there are no liens or encumbrances on such assets nor has any asset been pledged, except as disclosed in the financial statements.

          h. There are no related transactions or related amounts receivable or payable that have not been properly disclosed in the financial statements.

          i. We have complied with all aspects of contractual agreements that would have a material effect on the financial statements in the event of noncompliance.

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          j.    No events have occurred subsequent to the balance sheet date that would require adjustment to, or disclosure in, the financial statements that have not been properly disclosed.

2. There are no outstanding amounts due to Charles Zwebner for compensation or management fees not previously recorded in the financial statements as of June 30, 1999.

3. We have advised you of all actions taken at meetings of shareholders, board of directors, and committees of the board of directors that may affect the financial statements.

4. We have responded fully to all your inquiries made to us by you during your audit.

                                                  YAK COMMUNICATIONS (USA), INC.
                                                  AND SUBSIDIARY

                                                  ______________________________